Exhibit 4.1

Execution Version

AMENDMENT TO THE TRUST SECURITIES SUBORDINATED GUARANTEE AGREEMENT

This AMENDMENT TO THE TRUST SECURITIES SUBORDINATED GUARANTEE AGREEMENT (this “Amendment”) dated as of April 24, 2014, is executed and delivered by Santander UK plc (formerly known as Abbey National plc), a public limited company organized under the laws of England (the “Guarantor” or the “Bank”) and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Guarantee Trustee”). Capitalized terms used herein shall have the meanings ascribed to them in the Guarantee Agreement (as defined below), unless expressly defined herein.

W I T N E S S E T H:

WHEREAS, the Guarantor and the Guarantee Trustee have executed and delivered a Trust Securities Subordinated Guarantee Agreement dated as of February 7, 2000 (the “Guarantee Agreement”);

WHEREAS, pursuant to Section 10.02 of the Guarantee Agreement, the Guarantor and the Guarantee Trustee may amend the Guarantee Agreement without the consent of the Holders in order to (i) cure any ambiguity, (ii) correct or supplement any provision in the Guarantee Agreement that may be defective or inconsistent with any other provision of the Guarantee Agreement, (iii) add to the covenants, restrictions or obligations of the Guarantor, (iv) conform to any change in the Investment Company Act or the rules or regulations thereunder and (v) modify, eliminate and add to any provision of the Guarantee Agreement to such extent as may be necessary or desirable; provided that no such amendment shall have a material adverse effect on the rights, preferences or privileges of the Holders;

WHEREAS, the Guarantor has determined it is necessary to make the amendments contained herein and has determined that such amendments shall not materially adversely affect the rights, preferences or privileges of any Holder;

WHEREAS, the Guarantor has requested that the Guarantee Trustee execute and deliver this Agreement for the purposes of amending the Guarantee Agreement in certain respects as permitted by Section 10.02 of the Guarantee Agreement; and

WHEREAS, all actions, conditions and requirements necessary to make this Amendment a valid, binding and enforceable instrument in accordance with the terms of the Guarantee Agreement have been taken, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor and the Guarantee Trustee, intending to be legally bound hereby, agree as follows:

ARTICLE 1

AMENDMENTS TO THE GUARANTEE AGREEMENT

Section 1.01. Amendments. The Guarantee Agreement is hereby amended as follows:

(a) Section 1.01 (Definition of “Qualified Subsidiary”). The definition of “Qualified Subsidiary” set forth in Section 1.01 of the Guarantee Agreement shall be deleted in its entirety and replaced with the following:

“Qualified Subsidiaries” means one or more subsidiaries of the Bank which are (i) deemed to be a “company controlled by the parent company” under Rule 3a-5, as amended, of the Investment Company Act and (ii) in relation to the holding of the Trust Common Securities only, a United States Person for purposes of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation.

(b) Section 7.02(c). The first sentence of Section 7.02(c) of the Guarantee Agreement shall be deleted in its entirety and replaced with the following:

“The Guarantor, for so long as any Trust Securities or Partnership Preferred Securities remain outstanding, shall maintain 100% ownership of the Partnership General Interest, or shall cause any one or more Qualified Subsidiaries (each, a “Potential Securityholder”) to maintain, 100% ownership of the Partnership General Interest and the Trust Common Securities.”

ARTICLE 2

MISCELLANEOUS

Section 2.01. Effect of this Amendment. This Amendment shall become effective upon its execution and delivery.

Except as hereby expressly amended, the Guarantee Agreement is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. This Amendment shall be deemed an integral part of the Guarantee Agreement in the manner and to the extent herein and therein provided.

Section 2.02. Responsibility for Recitals, Etc. The recitals herein shall be taken as the statements of the Guarantor, and the Guarantee Trustee assumes no responsibility for the correctness thereof. The Guarantee Trustee makes no representations as to the validity or sufficiency of this Amendment.

Section 2.03. Ratification. Except as expressly provided in this Amendment, all of the terms, covenants, and other provisions of the Guarantee Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 2.04. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflicts of law principles thereof.

Section 2.05. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.06. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the amendments to the Guarantee Agreement set forth herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

SANTANDER UK PLC,
as Guarantor

By:	/s/ Shaun Coles
Name:	Shaun Coles
Title:	Deputy Company Secretary

THE BANK OF NEW YORK MELLON,
as Guarantee Trustee

By:
Name:
Title:

[Signature Page to Amendment to the Trust Securities Subordinated Guarantee Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

SANTANDER UK PLC,
as Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Guarantee Trustee

By:	/s/ Trevor Blewer
Name:	Trevor Blewer
Title:	Vice President

[Signature Page to Amendment to the Trust Securities Subordinated Guarantee Agreement]